ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES ESTIMATED FEBRUARY 28, 2017 BOOK VALUE PER COMMON SHARE

COMPANY’S MARCH 14, 2017 COMPANY UPDATE SLIDE DECK PRESENTATION AVAILABLE ON ITS WEBSITE

VERO BEACH, Florida - March 16, 2017 - ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today announced that book value at February 28, 2017, was estimated to be $25.02 per Common share. The estimated book value per Common share is unaudited and has not been verified or reviewed by a third party. The Company undertakes no obligation to update or revise its estimate of book value per Common share.
In addition, the Company has made available its March 14, 2017, company update slide deck presentation on its website, www.armourreit.com. It is also publicly accessible through the Securities and Exchange Commission’s Internet site at www.sec.gov. The unaudited and unreviewed company update slide deck provides updated information on the Company's investment portfolio, financing and hedge positions.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC.”)
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s Internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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